UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2014

Rhino Resource Partners LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34892 (Commission File Number)	27-2377517 (IRS Employer Identification No.)

424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503
(Address of principal executive office) (Zip Code)

(859) 389-6500
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02           Results of Operations and Financial Condition.

The disclosure set forth below under Item 7.01 to this Current Report on Form 8-K is hereby incorporated by referenced into this Item 2.02.

ITEM 7.01           Regulation FD Disclosure.

On May 1, 2014, Rhino Resource Partners LP (the “Partnership”) announced via press release its earnings and operating results for the quarter ended March 31, 2014.  Subsequent to the issuance of this press release, the Partnership discovered an error in the amount of gain recognized on the sale of the Partnership’s Utica Shale oil and gas assets to Gulfport Energy during the quarter ended March 31, 2014.  The total proceeds related to the Utica Shale transaction have not changed.  Approximately $6.4 million of property, plant and equipment was erroneously excluded from the Utica Shale gain calculation.  Thus, the initially reported gain of approximately $128.1 million on the Utica Shale transaction for the quarter ended March 31, 2014 is reduced by $6.4 million to a gain of approximately $121.7 million.  Income from discontinued operations for the quarter ended March 31, 2014 was initially reported as $136.9 million and is now reduced to $130.5 million.  The Partnership’s total net income for the quarter ended March 31, 2014 was initially reported as $131.9 million and is now reduced to $125.5 million.  Diluted net income per common unit from discontinued operations for the quarter ended March 31, 2014 was initially reported as $4.62 and is now reduced to $4.40.  Total diluted net income per common unit for the quarter ended March 31, 2014 was initially reported as $4.45 and is now reduced to $4.23.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP

	By:	Rhino GP LLC,
Its General Partner

Dated: May 2, 2014	By:	/s/ Whitney C. Kegley
Name: Whitney C. Kegley
Title: Vice President, Secretary and General Counsel